Exhibit 99.1

ZipGlobal Holdings, Inc. 420 Washington Street Suite LL-6 Braintree, MA 02184 Tel: (781) 848-0021

Number and Bullet Points - Business Description

1.	ZipGlobal Holdings, Inc. subsidiary has signed a Memorandum of Understanding to purchase a software game developer, whose:
•	Game library consist of approximately 75 titles.
•	Historical client sales base includes both online website and land based Casino Companies.
•	Current revenue model calls for license “Revenue” sharing.
2.	ZipGlobal Holdings, Inc. subsidiary has signed a Memorandum of Understanding to license Slot Machine software on a “Revenue” sharing basis with a Hong Kong Company.
•	The Hong Kong Company owns the right to place slot machines in Macau Casinos.
•	The first two slot machine games are expected to be Mahjong and Dou Di Zhu
3.	ZipGlobal Holdings, Inc. subsidiary has received a separate opportunity to place its own slot machines in some Macau casinos on a “Revenue” share basis.
4.	ZipGlobal Holdings, Inc. has signed a Memorandum of Understanding with Transact24 for worldwide online credit card processing.
•	Final banking approvals are pending and it is anticipated that transactions will begin in the near term future.
5.
ZipGlobal Holdings, Inc. current revenues include: (1) VoIP (Voice over Internet Protocol), (2) Cellular phone International long distance phone calls originating in the US and Canada, and (3) “1-800” number sales to Companies based in foreign countries who seek sales and revenues in the US and Canada.

ZipGlobal Holdings, Inc. - Company Background

•	ZipGlobal Holding, Inc. was incorporated in Delaware in November, 2005.
•	ZipGlobal Holdings, Inc. began trading on the OTC:BB in March, 2007.
•	ZipGlobal Holdings, Inc. Stock symbol is ZIPG.
•	ZipGlobal Holdings, Inc. Shares issued and outstanding = 18,758,292 shares.
•	ZipGlobal Holdings, Inc. Public Float is 2,185,300 of 18,758,292 shares.
•	ZipGlobal Holdings, Inc. has very little corporate debt.
•	Contact: Michael Lee, President/CEO (617) 797-8550 - mlee@zipglobal.com